                                                                    EXHIBIT 99.1

[DIEBOLD LOGO]                                                   NEWSrelease
       We won't rest.

Media contact:                                               Investor contact:
Mike Jacobsen                                                John Kristoff
+1 330 490 3796                                              +1 330 490 5900
jacobsm1@diebold.com                                         kristoj@diebold.com

FOR IMMEDIATE RELEASE:
January 31, 2006

DIEBOLD REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

-     Strong fourth-quarter revenue growth of 14.9 percent versus prior year

- GAAP earnings per share of $.21, or $.65* excluding restructuring charges and special items

-     Restructuring efforts on track with full-year charges of $.37 per share

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported fourth quarter 2005 revenue from continuing operations of $817.6 million, up 14.9 percent from the fourth quarter of 2004. Net income for the fourth quarter was $14.6 million, compared to net income of $62.8 million in the fourth quarter of 2004. Diluted earnings per share were $.21 compared to $.87 per share in the fourth quarter of 2004.

Included in the fourth quarter 2005 reported results were restructuring charges of $.20 per share resulting from plant restructuring, associate voluntary early retirement and other severance costs. In addition, the company has established a $.10 per share reserve against deferred tax assets primarily associated with its European operations and has reserved $.14 per share related to approximately $32 million in Diebold Election Systems trade receivables from two counties. Excluding the impact of these items*, diluted earnings per share in the fourth quarter would have been $.65, within the guidance of $.63 to $.73 per share provided on October 26, 2005.

As previously announced on July 5, 2005, the company sold its campus card systems division. As a result, the financial results from this business have been classified as a discontinued operation.

BUSINESS REVIEW

"Since taking over as CEO in December, I have met with many customers and employees around the world. Our brand remains strong and we have solid customer relationships on which to build. Further, the passion, dedication and resolve amongst our employees to improve our business is pervasive," said Thomas W. Swidarski, president and chief executive officer. "Over the past six weeks, I have identified several areas within the business that need more focus. My intent is to bolster our investment in these areas as quickly as possible.

*See accompanying notes for non-GAAP measures.

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PAGE 2/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS

"We have devised a multi-year profit improvement plan that encompasses significant cost reduction as well as improved pricing. This plan entails eliminating more than $100 million from our cost structure within three years. Elements of this plan include streamlining our critical processes, significantly improving our order-to-cash cycle, and optimizing our supply chain and manufacturing footprint. We have already made some organizational changes to address these areas. We have combined procurement, manufacturing engineering and production operations in a single group, focused specifically on improving our global supply chain and shortening customer lead times. Also, the planned sale of our Sumter, S.C., manufacturing facility is one more step toward executing our plan and achieving our cost-improvement goals."

Swidarski continued, "We have combined our development organization with our global service operations to bring our product engineering processes closer to our customers, with the goal of providing a complete product and service solution better tailored to customer needs. These organizational changes drive greater accountability across the organization and bring a stronger focus on the customer experience, resulting in a greater value proposition to our customers.

"In 2006, we will streamline our ERP software implementation to provide greater visibility into our operations and help us to better manage our supply chain. We are continuing to evaluate our management structure, current lines of business and planned investments into new businesses to ensure they are strategically aligned with the future direction of our company."

Kevin J. Krakora, vice president and chief financial officer, stated, "While 2005 was very challenging, during the fourth quarter we began taking the steps necessary to bring more stability to the business. We've improved our forecasting processes and have made changes to our finance organization to further strengthen the financial controls and processes we have in place. Despite the progress we've made in addressing our operational issues, significant work remains. Therefore, 2006 will be a transitional year requiring focus and investment in key areas of our operations, as we take the steps necessary to return Diebold to acceptable levels of profitability in 2007 and beyond."

FOURTH QUARTER ORDERS (CONSTANT CURRENCY)

Total orders for financial self-service and security products and services were up in the mid-single digit range from the prior year period. Financial self-service orders were down in the low single-digit range, with solid order growth in EMEA and Asia Pacific offset by a decline in North America in the high-single digit range. Security orders increased in the low double-digit range.

REVENUE

Total revenue for the quarter was up 14.9 percent, led by election systems, which was up more than $56 million compared to the fourth quarter of 2004. Financial self-service revenue was up 1.6 percent in the quarter with EMEA providing strong growth offset by lower revenue in the Americas, including decreases in Brazil and the regional bank market in the United States. During the quarter, the net positive currency impact was approximately $11.1 million, or 1.6 percent versus the comparable period in the prior year. The positive currency impact on revenue was due to the year-over-year strengthening of the Brazilian real, partially offset by the weakening of the euro.

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PAGE 3/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS

The company became aware late last night of a possible adjustment relative to the recognition of certain election systems revenue in the fourth quarter of 2005. The company has not had adequate time to properly review this issue; therefore, the financial results contained in this release do not reflect the effect of any possible adjustment that may be necessary. In the event that an adjustment is necessary, the effect on revenue is preliminarily estimated to be in the range of $2 million to $10 million, which would be recognized in late periods.

GROSS MARGIN

Total gross margin for the quarter was 23.6 percent, compared to 27.9 percent in the fourth quarter 2004. Included in total cost of sales in the fourth quarter 2005 were approximately $3.6 million of restructuring charges, which adversely affected total gross margin comparison.

Product gross margin was 26.4 percent, compared to 29.8 percent in the fourth quarter 2004. Included in product cost of sales in the fourth quarter of 2005 were approximately $2.2 million of restructuring charges, which adversely affected product gross margin by 0.5 percentage points. Unfavorable sales mix, driven by a lower mix of revenue from the higher-margin North America regional bank market and increased security sales, which carry a lower margin, adversely impacted product gross margin. Additionally, manufacturing and supply chain inefficiencies and higher energy costs also contributed to product gross margin erosion.

Service gross margin was 19.8 percent, compared to 25.8 percent in the fourth quarter 2004. Included in the service cost of sales in the fourth quarter of 2005 were approximately $1.4 million of restructuring charges, which adversely affected service gross margin by 0.4 percentage points. Lower pricing levels and higher product maintenance, fuel and pension costs adversely affected gross margin.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations was 1.8 percent of revenue compared to 8.7 percent in the fourth quarter 2004. The decline in net income as a percent of revenue was due to lower gross profit margins, increased operating expense and a higher effective tax rate. The increase in operating expense was the result of $14.4 million of restructuring charges and a $15.5 million charge related to approximately $32 million in Diebold Election Systems trade receivables from two counties. The increase in effective tax rate was primarily due to $7.0 million reserved against deferred tax assets.

BALANCE SHEET, CASH FLOW AND SHARE REPURCHASE HIGHLIGHTS

The company's net debt* was $241.9 million at December 31, 2005 compared to $87.3 million at December 31, 2004. The $154.6 million increase in net debt* over the last 12 months was principally due to free cash flow of $53.3 million plus the proceeds from the sale of the campus card business for $29.3 million, offset by share repurchases of $138.2 million, dividends of $57.8 million, $27.7 million used for acquisitions, $9.3 million in currency exchange impact, and $4.2 million invested in other assets.

In the fourth quarter, free cash flow* decreased by $105.4 million, moving from free cash flow* of $167.8 million in the fourth quarter of 2004 to $62.4 million in the fourth quarter of 2005. The decrease in free cash flow* was due principally to an increase in accounts receivable, which adversely affected fourth quarter cash flow by $115.3 million. Days sales outstanding (DSO) were 66 days at December 31, 2005, compared to 63 days at December 31, 2004. DSO improved sequentially by 12 days in the fourth quarter in 2005 compared with a 22-day sequential improvement during the same period in 2004. The 10-day difference in DSO improvement benefited the 2004 fourth quarter by $111 million of cash flow. The DSO at December 31, 2005 was adversely affected by three days due to deterioration in accounts receivables collections in EMEA. This deterioration was due in large part to an enterprise resource planning (ERP) software implementation in that division, which delayed the processing and mailing of customer invoices. Inventory turns improved slightly to 5.8 turns at December 31, 2005 from 5.3 turns at December 31, 2004.

*See accompanying notes for non-GAAP measures.

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PAGE 4/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS

In the fourth quarter 2005, Diebold repurchased 1,536,929 shares of the company's common stock under its repurchase plan. For the twelve months ended December 31, 2005, Diebold repurchased 3,271,419 shares of its common stock under its repurchase plan. The company can repurchase an additional 4.5 million shares under previous authorizations by its board of directors.

In addition, the company is in the process of securing fixed-rate long-term financing of $225 million to $275 million to take advantage of attractive rates and provide funding for opportunities such as share repurchases. The company anticipates completing this transaction and receiving the funding before the end of the first quarter 2006, subject to market and other conditions.

STOCK OPTION AND RESTRICTED STOCK EXPENSE

As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS No. 123 for the full year 2005, the impact would be approximately $.06 per share.

On December 15, 2004, the Financial Accounting Standards Board (FASB) issued Statement 123R, "Share-Based Payment," which now requires companies to measure compensation costs for all share-based payments (including employee stock options) at fair value. The company will implement this standard in the first quarter 2006. The company is in the process of completing its analysis of the impact of adoption of Statement 123R. Diebold estimates the impact of expensing stock options in 2006 will be approximately $.07 per share.

RESTRUCTURING

The company incurred fourth quarter restructuring charges of $.20 per share and full-year 2005 restructuring charges of $.37 per share. These charges included plant restructuring, associate voluntary early retirement and other severance costs.

As part of its multi-year profit improvement plan, the company anticipates further restructuring actions in 2006. While plans for some specific actions have not been finalized, the company has identified an additional $.12 per share in restructuring charges primarily associated with the consolidation of global R&D facilities and other planned service consolidations. In addition, further restructuring actions in 2006, which have yet to be identified, could reach or exceed the total restructuring charges incurred in 2005 of $.37 per share.

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PAGE 5/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS

OUTLOOK

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.

FULL-YEAR 2006 OUTLOOK

Expectations for the full-year 2006 include:

      -     Revenue growth of 0 to 2 percent

                  -     Financial self-service revenue expected to be flat.

                  -     Security revenue growth of 6 to 8 percent.

                  - Election systems revenue is anticipated to be in the range of $100 to $125 million.

                  -     Brazilian lottery systems revenue of $30 to $35 million.

      -     Earnings per share

EPS - GAAP                                                                                  $1.56 - $1.71
Identified restructuring actions                                                            $ .12 - $ .12
Stock option expense                                                                        $ .07 - $ .07
                                                                                            -------------
EPS - Non-GAAP, excluding identified restructuring and stock option expense                 $1.75 - $1.90
                                                                                            =============

      - Free cash flow* including identified restructuring actions is expected to be $170 to $200 million.

Moving forward, Diebold will be providing its guidance only for annual periods, and will no longer provide such guidance for quarterly periods. Management believes that annual guidance is the most meaningful measure of the company's long-term performance.

FINANCIAL INFORMATION

Thomas W. Swidarski and Kevin J. Krakora will discuss the company's financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

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PAGE 6/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS

FULL-YEAR OPERATING MARGIN SUMMARY FROM CONTINUING OPERATIONS
(non-GAAP,excluding restructuring and special items)*

                                       2005            2004         % CHANGE
                                     ---------       ---------      --------
FINANCIAL SELF SERVICE

REVENUE                              1,771,060       1,697,202         4.3%
OPERATING PROFIT                       171,863         244,508
OPERATING MARGIN                           9.7%           14.4%

SECURITY SOLUTIONS

REVENUE                                661,612         569,874        16.1%
OPERATING PROFIT                        41,034          36,685
OPERATING MARGIN                           6.2%            6.4%

ELECTION SYSTEMS/LOTTERY

REVENUE                                161,335          90,032        79.2%
OPERATING PROFIT (LOSS)                 15,458          (7,713)
OPERATING MARGIN                           9.6%           -8.6%

TOTAL

REVENUE                              2,594,007       2,357,108        10.1%
OPERATING PROFIT*                      228,355         273,480
OPERATING MARGIN                           8.8%           11.6%

*See accompanying notes for non-GAAP measures.

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PAGE 7/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS

REVENUE SUMMARY BY PRODUCT, SERVICE AND GEOGRAPHIC AREA
REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(IN THOUSANDS -- QUARTER ENDED DEC. 31, 2005)

                                                                                              % CHANGE
                                                                               % CHANGE       CONSTANT
                                                  2005            2004           GAAP         CURRENCY*
                                                --------        --------       --------       ---------
FINANCIAL SELF-SERVICE
PRODUCTS                                        $298,910        $281,322           6.3%          3.9%
SERVICES                                         238,438         247,436          -3.6%         -5.4%
                                                --------        --------        ------         -----
     TOTAL FIN. SELF-SERVICE                     537,348         528,758           1.6%         -0.5%

SECURITY SOLUTIONS
PRODUCTS                                          81,781          90,623          -9.8%         -9.7%
SERVICES                                         108,453          78,577          38.0%         37.8%
                                                --------        --------        ------         -----
     TOTAL SECURITY                              190,234         169,200          12.4%         12.4%

                                                --------        --------        ------         -----
TOTAL FIN. SELF-SERVICE & SECURITY               727,582         697,958           4.2%          2.6%

ELECTION SYSTEMS
PRODUCTS                                          64,685           7,776         731.9%        731.9%
SERVICES                                           5,624           5,822          -3.4%         -3.4%
                                                --------        --------        ------         -----
     TOTAL ELECTION SYSTEMS                       70,309          13,598         417.1%        417.1%

BRAZILIAN LOTTERY SYSTEMS                         19,683               -           N/A           N/A

                                                --------        --------        ------         -----
TOTAL REVENUE FROM CONTINUING OPERATIONS        $817,574        $711,556          14.9%         13.1%
                                                --------        --------        ------         -----

REVENUE SUMMARY BY GEOGRAPHIC AREA
(IN THOUSANDS -- QUARTER ENDED DEC. 31, 2005)

                                                                               % CHANGE       CONSTANT
                                                  2005            2004           GAAP         CURRENCY
                                                --------        --------       --------       --------
THE AMERICAS
FINANCIAL SELF-SERVICE SOLUTIONS                $326,144        $346,307          -5.8%        -10.2%
SECURITY SOLUTIONS                               175,453         162,252           8.1%          8.0%
                                                --------        --------        ------         -----
     SUBTOTAL                                    501,597         508,559          -1.4%         -4.6%

ELECTION SYSTEMS                                  70,309          13,598         417.1%        417.1%
LOTTERY                                           19,683               -           N/A           N/A
                                                --------        --------        ------         -----
     TOTAL AMERICAS                              591,589         522,157          13.3%          9.7%

ASIA PACIFIC
FINANCIAL SELF-SERVICE SOLUTIONS                  82,012          79,118           3.7%          2.9%
SECURITY SOLUTIONS                                 9,493           6,947          36.6%         39.5%
                                                --------        --------        ------         -----
TOTAL ASIA PACIFIC                                91,505          86,065           6.3%          5.8%

EUROPE, MIDDLE EAST, AFRICA
FINANCIAL SELF-SERVICE SOLUTIONS                 129,192         103,334          25.0%         33.2%
SECURITY SOLUTIONS                                 5,288               -           N/A           N/A
                                                --------        --------        ------         -----
TOTAL EUROPE, MIDDLE EAST, AFRICA                134,480         103,334          30.1%         38.7%

                                                --------        --------        ------         -----
TOTAL REVENUE FROM CONTINUING OPERATIONS        $817,574        $711,556          14.9%         13.1%
                                                ========        ========        ======         =====

 *See accompanying notes for non-GAAP measures.

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PAGE 8/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS

NOTES FOR NON-GAAP MEASURES

      1.    Reconciliation of GAAP EPS to non-GAAP measures:

                                            NINE MONTHS 2005       ACTUAL Q4         ACTUAL 2005
                                            ----------------       ---------         -----------
EPS Continuing Operations                      $   1.02            $   0.21            $   1.23
EPS Discontinued Operations                        0.19                0.00                0.19
        Total EPS (GAAP)                       $   1.21            $   0.21            $   1.42
                                               --------            --------            --------
Gain on Sale of Discontinued Operations           (0.18)              (0.00)              (0.18)
Restructuring Charges                              0.17                0.20                0.37
Other Special Items                                0.08                0.24                0.32
        Operating EPS (Non-GAAP)               $   1.28            $   0.65            $   1.93
                                               ========            ========            ========

            The company believes excluding these items provides meaningful insight into the ongoing performance of its operations. The sums of the quarterly and nine-month figures may not equal the full-year figures due to rounding or differences in the weighted-average number of shares outstanding during the respective periods.

      2. Constant currency is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

      3.    Reconciliation of GAAP operating profit to non-GAAP measure

                                     2005       % OF REVENUE
                                   --------     ------------
Operating Profit (GAAP)            $168,227          6.5%
Restructuring charges                36,464          1.4%
Special items                        23,664          0.9%
                                   --------          ---
Operating Profit (non-GAAP)        $228,355          8.8%

            The company believes excluding these items provides meaningful insight into the ongoing performance of its operations.

      4.    Free cash flow/(use) is calculated as follows:

                                                                                                     TWELVE             TWELVE
                                                                                                     MONTHS             MONTHS
                                                                 Q4 2005           Q4 2004         ENDED 2005         ENDED 2004
                                                                ---------         ---------        ----------         ----------
Net cash provided by operating activities (GAAP measure)        $  72,576         $ 186,210        $  116,080         $ 232,648
Capital expenditures                                               (8,628)          (14,693)          (48,595)          (50,200)
Rotable spares expenditures                                        (1,529)           (3,731)          (14,151)          (11,038)
                                                                ---------         ---------        ----------         ---------
Free cash flow/(use) (non-GAAP measure)                         $  62,419         $ 167,786        $   53,334         $ 171,410
                                                                =========         =========        ==========         =========

            The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

      5.    Net (debt) is calculated as follows:

                                                                   DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,
                                                                      2005              2005              2004
                                                                   ------------     -------------     ------------
Cash, cash equivalents and other investments (GAAP measure)        $ 260,785         $ 202,622         $ 215,699
Less Industrial development revenue bonds and other                  (13,450)          (13,450)          (13,500)
Less Notes payable                                                  (489,194)         (411,012)         (289,510)
                                                                   ---------         ---------         ---------
Net (debt) (non-GAAP measure)                                      $(241,859)        $(221,840)        $ (87,311)
                                                                   =========         =========         =========

            Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

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PAGE 9/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS

FORWARD-LOOKING STATEMENTS

      In this press release, statements that are not reported, financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company's future operating performance, the company's share of new and existing markets, the company's short- and long-term revenue and earnings growth rates, the company's implementation of cost-reduction initiatives and measures to improve pricing. The use of the words "believes," "anticipates," "expects," "intends" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:

- competitive pressures, including pricing pressures and technological developments;

- changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

- changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

- acceptance of the company's product and technology introductions in the marketplace;

-     unanticipated litigation, claims or assessments;

- the company's ability to reduce costs and expenses and improve internal operating efficiencies;

- the company's ability to successfully implement measures to improve pricing;

- variations in consumer demand for financial self-service technologies, products and services;

- challenges raised about reliability and security of the company's election systems products, including the risk that such products will not be certified for use or will be decertified;

- changes in laws regarding the company's election systems products and services;

- potential security violations to the company's information technology systems; and

- the company's ability to achieve benefits from its cost-reduction initiatives and other strategic changes.

Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.6 billion in 2005 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

                                      # # #

PR/xxxx

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                              THREE MONTHS ENDED DECEMBER 31
                                                              ------------------------------
                                                                                   RESTATED
                                                                 2005                2004
                                                              ----------          ---------
NET SALES
    PRODUCT                                                    $ 465,059          $ 379,722
    SERVICE                                                      352,515            331,834
                                                               ---------          ---------
    TOTAL                                                        817,574            711,556

COST OF GOODS
    PRODUCT                                                      342,251            266,467
    SERVICE                                                      282,758            246,382
                                                               ---------          ---------
    TOTAL                                                        625,009            512,849

GROSS PROFIT                                                     192,565            198,707

    PERCENT OF NET SALES                                            23.6%              27.9%

OPERATING EXPENSES
    SELLING, GENERAL AND ADMINISTRATIVE                          130,098             93,312
    RESEARCH, DEVELOPMENT AND ENGINEERING                         16,958             14,626
                                                               ---------          ---------
    TOTAL                                                        147,056            107,938
    PERCENT OF NET SALES                                            18.0%              15.2%

OPERATING PROFIT                                                  45,509             90,769
    PERCENT OF NET SALES                                             5.6%              12.8%

OTHER EXPENSE AND MINORITY INTEREST, NET                          (9,661)              (958)
                                                               ---------          ---------
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES                    35,848             89,811
    PERCENT OF NET SALES                                             4.4%              12.6%

TAXES ON INCOME                                                  (21,235)           (27,587)
    EFFECTIVE TAX RATE                                              59.2%              30.7%

INCOME FROM CONTINUING OPERATIONS                              $  14,613          $  62,224
                                                               ---------          ---------
    PERCENT OF NET SALES                                             1.8%               8.7%

DISCONTINUED OPERATIONS
   INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX             $       -          $     546
   GAIN ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX                 -                  -
                                                               ---------          ---------
INCOME FROM DISCONTINUED OPERATIONS                            $       -          $     546
                                                               ---------          ---------

NET INCOME                                                     $  14,613          $  62,770
                                                               =========          =========

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                         69,198             71,485
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                       69,310             72,036

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS            $    0.21          $    0.87
BASIC EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS          $       -               0.01
                                                               ---------          ---------
TOTAL BASIC EARNINGS PER SHARE                                 $    0.21          $    0.88

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS          $    0.21          $    0.86
DILUTED EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS        $       -               0.01
                                                               ---------          ---------
TOTAL DILUTED EARNINGS PER SHARE                               $    0.21          $    0.87

CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                 TWELVE MONTHS ENDED DECEMBER 31
                                                                 --------------------------------
                                                                                       RESTATED
                                                                    2005                 2004
                                                                 -----------          -----------
NET SALES
    PRODUCT                                                      $ 1,300,377          $ 1,158,340
    SERVICE                                                        1,293,630            1,198,768
                                                                 -----------          -----------
    TOTAL                                                          2,594,007            2,357,108

COST OF GOODS
    PRODUCT                                                          952,321              789,287
    SERVICE                                                        1,009,246              898,925
                                                                 -----------          -----------
    TOTAL                                                          1,961,567            1,688,212

GROSS PROFIT                                                         632,440              668,896

    PERCENT OF NET SALES                                                24.4%                28.4%

OPERATING EXPENSES
    SELLING, GENERAL AND ADMINISTRATIVE                              403,804              336,657
    RESEARCH, DEVELOPMENT AND ENGINEERING                             60,409               58,759
                                                                 -----------          -----------
    TOTAL                                                            464,213              395,416
    PERCENT OF NET SALES                                                17.9%                16.8%

OPERATING PROFIT                                                     168,227              273,480
    PERCENT OF NET SALES                                                 6.5%                11.6%

OTHER EXPENSE AND MINORITY INTEREST, NET                             (23,018)              (8,031)
                                                                 -----------          -----------
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES                       145,209              265,449
    PERCENT OF NET SALES                                                 5.6%                11.3%

TAXES ON INCOME                                                      (58,095)             (83,640)
    EFFECTIVE TAX RATE                                                  40.0%                31.5%

INCOME FROM CONTINUING OPERATIONS                                $    87,114          $   181,809
                                                                 -----------          -----------
    PERCENT OF NET SALES                                                 3.4%                 7.7%

DISCONTINUED OPERATIONS
    INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX              $       909          $     1,988
    GAIN ON SALE FROM DISCONTINUED OPERATIONS, NET OF TAX             12,933                    -
                                                                 -----------          -----------
INCOME FROM DISCONTINUED OPERATIONS                              $    13,842          $     1,988
                                                                 -----------          -----------

NET INCOME                                                       $   100,956          $   183,797
                                                                 ===========          ===========

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                             70,577               72,000
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                           70,966               72,534

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS              $      1.23          $      2.52
BASIC EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS                   0.20                 0.03
                                                                 -----------          -----------
TOTAL BASIC EARNINGS PER SHARE                                   $      1.43          $      2.55

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS            $      1.23          $      2.50
DILUTED EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS                 0.19                 0.03
                                                                 -----------          -----------
TOTAL DILUTED EARNINGS PER SHARE                                 $      1.42          $      2.53

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                                            RESTATED
                                         DECEMBER 31, 2005              DECEMBER 31, 2004
                                         -----------------              -----------------
ASSETS
CURRENT ASSETS
    CASH AND CASH EQUIVALENTS               $  207,900                     $  184,045
    SHORT-TERM INVESTMENTS                      52,885                         31,654
    TRADE RECEIVABLES, NET                     691,690                        583,658
    INVENTORIES                                341,212                        322,293
    OTHER CURRENT ASSETS                       123,635                        112,982
                                            ----------                     ----------
        TOTAL CURRENT ASSETS                 1,417,322                      1,234,632

SECURITIES AND OTHER INVESTMENTS                54,154                         52,248
PROPERTY, PLANT AND EQUIPMENT, NET             276,966                        268,090
GOODWILL                                       388,890                        412,625
OTHER ASSETS                                   205,059                        167,957
                                            ----------                     ----------
                                            $2,342,391                     $2,135,552
                                            ----------                     ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
    NOTES PAYABLE                           $   34,472                     $  289,510
    ACCOUNTS PAYABLE                           180,709                        140,324
    OTHER CURRENT LIABILITIES                  382,760                        310,356
                                            ----------                     ----------
        TOTAL CURRENT LIABILITIES              597,941                        740,190

LONG-TERM NOTES PAYABLE                        454,722                              -
LONG-TERM LIABILITIES                          134,554                        146,454
TOTAL SHAREHOLDERS' EQUITY                   1,155,174                      1,248,908
                                            ----------                     ----------
                                            $2,342,391                     $2,135,552
                                            ----------                     ----------

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                         TWELVE MONTHS ENDED
                                                            ---------------------------------------------
                                                                                             RESTATED
                                                            DECEMBER 31, 2005           DECEMBER 31, 2004
                                                            -----------------           -----------------
CASH FLOW FROM OPERATING ACTIVITIES:
    NET INCOME FROM CONTINUING OPERATIONS                        $ 100,956                   $ 183,797
    ADJUSTMENTS TO RECONCILE NET INCOME TO CASH
        PROVIDED BY OPERATING ACTIVITIES:
        NET INCOME FROM DISCONTINUED OPERATIONS                       (909)                     (1,988)
        DEPRECIATION AND AMORTIZATION                               76,239                      74,983
        DEFERRED INCOME TAXES                                        4,346                      28,486
        GAIN ON SALE OF DISCONTINUED OPERATIONS                    (20,290)                          -
        LOSS ON SALE OF ASSETS, NET                                  5,327                         412
        MINORITY SHARE OF INCOME                                     6,829                       7,718
        CASH PROVIDED (USED) BY CHANGES IN CERTAIN ASSETS
        AND LIABILITIES:
            TRADE RECEIVABLES                                     (112,386)                      2,293
            INVENTORIES                                            (23,110)                    (52,430)
            ACCOUNTS PAYABLE                                        39,482                      17,321
            CERTAIN OTHER ASSETS AND LIABILITIES                    39,596                     (27,944)
                                                                 ---------                   ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                      116,080                     232,648

CASH FLOW FROM INVESTING ACTIVITIES:
    PROCEEDS FROM SALE OF DISCONTINUED OPERATIONS                   29,350                           -
    PAYMENTS FOR ACQUISITIONS, NET OF CASH ACQUIRED                (27,701)                    (62,224)
    NET INVESTMENT ACTIVITY                                        (20,829)                    (27,739)
    CAPITAL EXPENDITURES                                           (48,595)                    (50,200)
    ROTABLE SPARES EXPENDITURES                                    (14,151)                    (11,038)
    INCREASE IN CERTAIN OTHER ASSETS                               (38,118)                    (33,111)
                                                                 ---------                   ---------
    NET CASH USED BY INVESTING ACTIVITIES                         (120,044)                   (184,312)

CASH FLOW FROM FINANCING ACTIVITIES:
    DIVIDENDS PAID                                                 (57,770)                    (53,240)
    NET BORROWINGS ON SHORT TERM BORROWINGS                        214,541                      79,688
    REPURCHASE TREASURY SHARES                                    (138,208)                    (71,897)
    OTHER FINANCING ACTIVITIES                                       8,657                       7,878
                                                                 ---------                   ---------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                       27,220                     (37,571)

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                599                       3,329
                                                                 ---------                   ---------

INCREASE IN CASH AND CASH EQUIVALENTS                               23,855                      14,094
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD           184,045                     169,951
                                                                 ---------                   ---------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD               $ 207,900                   $ 184,045
                                                                 =========                   =========